Exhibit 14.1

Code of Business Conduct

Leadership Message from Colin Doughan, Chief Executive Officer

Team,

It is an honor to work with this innovative, bold group of space enthusiasts – we are truly an elite team. One of Gravitics’ key differentiators – that our competitors cannot emulate – is our unique and strong culture of integrity and accountability.

Our Code of Business Conduct, together with our Gravitics’ Principles, is our team’s playbook for how we operate as a company and as employees. Gravitics leaders have additional requirements of leading by example and ensuring their teams understand and follow their integrity and compliance responsibilities. Please study our Code carefully and apply it in your daily decisions.

At Gravitics we respect and support each other, we speak up when necessary, and we always do the right thing – even when no one is watching. We ensure mission success for our customers by prioritizing quality and reliability in our products and safety in our workplace. We care about each other, our communities and are good stewards for the environment. We keep our promises to our customers, stakeholders and each other.

At Gravitics we value clear and kind communication and never tolerate retaliation. If a Gravitics knows of unsafe practices, unethical behavior, or violations contrary to our Code, policies, or any applicable law, I trust they will speak up immediately. Our successes will continue as we act with integrity, take accountability for results, and do the right thing.

Thank you for your continued support and your commitment to our Code of Business Conduct, our Gravitics Principles, and our culture of integrity. Working together, we will continue to go big as we Launch, Land and Orbit, taking on the boldest mission for our customers, inspiring the world and making space for everyone.

Colin Doughan

Chief Executive Officer

We Do the Right Thing

Comply with the Code

Our Code is an important expression of our values and helps us make decisions that build and preserve trust and respect with our customers, suppliers, investors, governments, other third parties, and each other. It is a statement of our shared values that helps us operate openly, honestly, and ethically.

Along with our Code, we adhere to all Gravitics policies.

We seek guidance if we have questions about the Code. We complete our assigned training in a timely manner.

Every Gravitics employee, officer and board member is expected to read, understand, and comply with our Code. We expect our third parties, including suppliers, to act in a way that is consistent with the principles and values of our Code when doing business with Gravitics. We expect employees working with our third parties to hold them accountable.

It is our responsibility to respond to inappropriate and unethical behavior. Failing to comply with our Code, Gravitics’ policies, or applicable law and regulations may lead to additional required training, disciplinary action, up to and including termination of employment or service.

We take alleged violations of our Code, our policies or applicable law seriously, and if someone raises a concern, it will be investigated fairly and promptly by the Legal and Compliance Department. If you are asked to help with the investigation of a matter, be candid and cooperative and avoid discussing the matter with others. Gravitics has formed a Compliance Committee of executives and subject matter experts to ensure compliance concerns are addressed and resolved appropriately.

Comply with Applicable Laws

We comply with applicable laws and regulations. If we become aware of a conflict between our Code and other legal requirements, we consult with the Legal Department.

We cooperate with government inspections and are courteous to inspectors. We notify the Legal Department immediately if we learn about any inspection, investigation, or request for information from any outside organization.

Non-Public Information

We maintain trust with our stockholders and the public by respecting securities laws. In the course of our work, we may become aware of material, nonpublic information about Gravitics or companies that Gravitics does business with. Information is considered “material” if a reasonable person would consider it important in deciding whether to buy or sell a company’s securities. Information is “non-public” if it has not been broadly communicated to the public.

We do not trade stock or other securities of Gravitics while we are aware of material, non-public information or, if applicable, outside of designated trading periods (unless under a 10b5-1 trading plan).

We do not trade stock or other securities of other companies Gravitics does business with while we are aware of non-public information about them, including information that we learn through our work with Gravitics.

We do not discuss material or non-public information about Gravitics with anyone inside or outside the Company without a valid need to know.

We do not make recommendations to anyone regarding the buying, selling, or holding of Gravitics stock.

Our Insider Trading Policy contains more information about compliance with securities laws if you intend to trade stock or other securities of Gravitics.

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Ethical Decisions

We make decisions the right way. When the path forward is not clear, it can be helpful to ask ourselves:

1.	Is it permitted by law?

2.	Is it permitted by our Code, values and related policies?

3.	Would we feel good if everyone knew about it?

If the answer to all questions is “yes,” it is probably safe to proceed. But, if the answer to any question is “no” or “I’m not sure,” stop and seek guidance.

Questions & Concerns

Doing the right thing means being proactive. We ask questions, seek guidance and voice concerns when we are unsure about a situation or behavior.

Suspected violations of our Code or our policies can be reported using several methods. Employees may report concerns or suspected violations of our Code or our policies to a manager, a human resources or legal representative. Each will respond and promptly elevate it by emailing appropriate Company management.

Additionally, our Speak Up Helpline is a confidential, third-party service available online and by phone, 24 hours a day, 7 days a week. You can raise an issue using your name or on an anonymous basis.

No Retaliation

Retaliation is when someone, directly or indirectly, does something to punish a person in response to raising a concern in good faith or participating in an investigation. We never tolerate retaliation. Retaliation will be subject to discipline, up to and including termination of employment.

Treat Each Other with Respect

We must treat each other with respect and fairness by welcoming diverse people, thoughts and ideas. We are committed to equal opportunity and prohibit any form of disrespectful behavior, bullying, harassment or discrimination by anyone.

Protect the Privacy of Others

We respect the privacy of all individuals and safeguard their confidential information. We comply with all applicable data privacy laws, which generally cover how we collect, store, use, share, transfer and dispose of personal information. We promptly notify our supervisor or IT, Human Resources or Legal Departments, if we learn or suspect that personal data has been used in violation of our policies or if the security of any system or device containing personal data has been compromised.

We Do What We Promise

Quality of Our Products & Services

We never compromise on the safety, quality or excellence of our products and services. In addition to holding ourselves to this standard, we take appropriate measures to ensure the safety and quality of the products and services provided to us by our suppliers. Safety and quality are top priorities in our daily work and business operations, and we complete documentation accurately and promptly.

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Use of Company Resources

We use Company resources responsibly and for legitimate business purposes. We protect them from misuse, damage or loss. Limited occasional use of certain assets, such as electronic mail and internet access, for personal reasons is permitted, but such use should never interfere with our Company responsibilities. Improper use of Company resources can create risks to the Company, impact our financial obligations, or result in violations of laws.

Information & Intellectual Property

Gravitics’ intellectual property and confidential information is a valuable company asset, and we safeguard it. Gravitics owns all inventions, technical data, discoveries, research, processes, trade secrets, computer software, and ideas created by employees on the job or produced using Company resources. All Gravitics information, unless approved for public distribution, is considered confidential and must be protected.

To protect Gravitics’ intellectual property and confidential information from unauthorized use, misappropriation and loss, we require all third parties to sign non-disclosure agreements before we share confidential information with them. We make sure we know the type of information considered confidential, we mark it properly, and we share it only with those who have a business need to know it.

We respect and protect the intellectual property and confidential information entrusted to us by our commercial and government customers, suppliers, and other third parties.

We also protect classified information in accordance with applicable requirements, and always ensure that all recipients of classified information, including our employees, have the proper security clearance and need-to-know.

Books & Records

We prepare and manage our business and financial records with integrity, accuracy, and transparency, while never compromising confidential information. We promptly and accurately enter all business and financial transactions in our books and records. We never misrepresent facts or falsify records. Accurate recordkeeping also means complying with our policies that relate to accounting procedures, financial controls, and records management.

We are committed to the full, fair, accurate, timely, and clear disclosure in reports and documents that we file with or submit to government agencies, including those in compliance with applicable securities laws.

Misstating financial results, incorrectly describing business transactions or destroying records in violation of our policies may be forms of fraud and can lead to serious civil and criminal penalties.

Truthful Cost & Pricing Data

We deliver truthful cost and pricing data in compliance with our accounting procedures and special regulations applicable to government customers. Customer invoices must be accurate, understandable, and timely. We never improperly shift costs between contracts or projects or split invoices to hide costs or avoid payment procedures.

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Any employee, consultant, or contractor found to be making false time charges is subject to disciplinary action up to and including termination of employment, and if knowingly making false time charges, could also be accused of a crime.

We Avoid Conflicts of Interest

We are trusted to always make decisions in the best interest of Gravitics and refrain from engaging in activities that create, or even appear to create, conflicts of interest. Conflicts of interest can arise when personal interests or family or other allegiances are at odds with Gravitics’ interests. We promptly disclose potential conflicts of interest, so that they can be properly managed or avoided.

Even the appearance of a conflict of interest can lead others to think we are acting improperly and in turn erode the trust that our employees, customers, suppliers, and other third parties place in us.

The following types of activities may create a conflict of interest:

●	Advisory roles or board seat participation.

●	Outside employment or consulting.

●	Self-employment or volunteering, including without limitation consulting services, speaking or publishing opportunities, or teaching or research at a university level or higher.

●	Investments or personal relationships.

Hiring Government Employees

We comply with applicable laws when hiring current or former government employees or competitor employees. We follow our procedures to seek guidance from the Legal Department before discussing employment opportunities with anyone who works—or used to work—for the government.

Exports & Imports

We comply with all applicable laws and regulations that prohibit or restrict the export or import of products, services, technologies and technical data to certain countries, individuals, or entities. Prior to all exports, we determine if a government authorization or license is required. We adhere to all applicable customs requirements, including providing accurate information regarding tariff classification, value, country of origin, product marking, preferential trade status and other critical data elements.

We conduct due diligence on suppliers, customers and other third parties to make sure they are not subject to sanctions or suspended or debarred under U.S. laws and regulations. We do not engage in or support restrictive international trade practices or boycotts not sanctioned by the U.S. Government.

We Conduct Business Fairly

Integrity in All Business Relationships

We are always fair and truthful with all Gravitics employees, customers, suppliers, regulators and other third parties. Being fair and truthful in all our business relationships protects Gravitics’ reputation and promotes dependable relationships that help us serve our customers and deliver safe, reliable products, solutions and services.

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Fair Competition & Antitrust Laws

We deal fairly with customers, suppliers, competitors and employees. We succeed on the merits of Gravitics’ superior, innovative solutions and products — never because of dishonest business practices. We follow all applicable antitrust laws (sometimes called competition laws), which forbid any agreement or understanding that improperly restrains or limits trade, even if only implied or verbal.

Fair competition puts our customers first by giving them access to products and services at fair prices.

Zero Tolerance for Bribery

We win business honestly – never through bribery or other corrupt practices. We never offer, promise, give or accept a bribe to or from anyone, anywhere, anytime, for any reason. We do not allow others to bribe us, and we hold third parties who work on our behalf to these same standards. We comply with all applicable laws, including the Foreign Corrupt Practices Act (FCPA).

Appropriate Gifts & Entertainment

We may accept and provide business courtesies, gifts, and entertainment in order to build goodwill and strengthen our business relationships. Exchanging business gifts with customers or suppliers requires careful consideration:

All business courtesies given or received must be permitted by law and in accordance with our policies.

All business courtesies offered must comply with the rules and policies of the recipient’s organization.

Avoid any appearance of impropriety. Avoid conduct or circumstances that could lead someone to believe favorable treatment is being sought, received or given.

Always obtain prior approval from the Legal Department before offering business courtesies to government customers or officials. Complex rules and monetary limits apply.

Procurement Integrity

We do business with the utmost integrity when bidding on contracts for commercial and government customers, never attempting to gain an unfair advantage in the procurement process. We compete fairly and ethically, and we always follow all applicable laws, rules and regulations, especially those specific to government acquisition.

We Care About Our Workplaces

Safe & Healthy Work Environment

We take our commitment to ensuring a safe and healthy workplace seriously. We all need to perform our jobs safely by following all policies and procedures and in a way that protects the health and safety of our coworkers, visitors, and surrounding communities. We wear personal protective equipment as required for our jobs, we never skip safety procedures, and we never text or email while driving on company business. We immediately report safety concerns, incidents, injuries, and near misses in accordance with our policies.

We do not tolerate violence or threats in the workplace, and we never bring weapons into the workplace.

We also care about the well-being of our employees and offer programs to support employees through life challenges.

Drug-Free Workplace

We strive to maintain a drug-free workplace. Working under the influence of alcohol or drugs can affect our ability to make decisions –- resulting in safety hazards and performance and conduct issues.

As a U.S. federal contractor, Gravitics complies with the Drug Free Workplace Act. Even though marijuana has been legalized in certain U.S. states, it is still considered illegal under federal law. Therefore, our Company prohibits its use, even in locations where it is not against state law.

Security

We are committed to the security of our people, operations, information systems and assets everywhere we do business. We maintain policies, procedures, controls and training to support strong cybersecurity and physical security practices. We properly safeguard all classified material, export controlled technical data, and other information entrusted to us.

We Promote Good Corporate Citizenship

Respect the Environment

We are committed to good environmental management. We obtain environmental permits when required, understand their terms and conditions, and follow the rules. Waste materials left over from our operations are disposed of legally and in compliance with the company’s policies and procedures.

Respect Human Rights

We respect human rights and are committed to promote fair employment practices everywhere we do business. We prohibit child labor, forced labor, slavery and human trafficking. We expect nothing less from our suppliers and business partners.

Respect our Communities

Gravitics strives to support civic and charitable activities, and we encourage our employees and those who are working on our behalf to do the same. We maintain various outreach programs to facilitate awareness of community needs and concerns and to collaborate with the right people and authorities to resolve issues and problems.

Respect the Political Process

Gravitics alone represents the Company’s rights in the political process.

●	We have the right and are encouraged to pursue personal interests such as active participation in the political process in our communities, as individuals but not as Gravitics representatives.

●	We ensure that our individual political views and activities are not viewed as those of Gravitics. We don’t engage in individual political activities during work time or use Gravitics facilities, intellectual property, or assets.

●	Gravitics only seeks to affect government action on issues that directly impact our business and only through specifically authorized and legally compliant lobbying activities.

Gravitics Document: Code of Business Conduct Department & Type: Legal & Compliance – Corporate Policy Revision & Date: Rev. B, 7/27/2025

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